Exhibit 4.27.1

ADDITIONAL AGREEMENT No. 1а
To Contract on Network Connection between OAO Rostelecom and OAO Uralsvyazinform dated January 01, 2006

Moscow	March 11, 2006

Rostelecom, Open Joint-Stock Company for Long-Distance and International Telecommunications, hereinafter, “Rostelecom”, represented by OAO Rostelecom General Director Dmitry Yevgenievich Yerokhin, authorized to act by Charter, on the one part, and Uralsvyazinform, an Open Joint-Stock Company, hereinafter referred to as the “Operator”, represented by General Director Anatoly Yakovlevich Ufimkin, authorized to act by Charter, on the other part hereinafter collectively referred to as the “Parties”, and severally, as “Party”, have entered into this Additional Agreement (hereinafter, “the Agreement”) on the incorporation of the below-listed amendments in the Contract on Network Connection (hereinafter, “the Contract”), as follows:

1.                   In clause 1.6. of the Contract - to exclude the last paragraph.

2.                   Clause 1.7. of the Contract shall be amended as follows:

«1.7. “Associated Operator” shall mean a telecommunications operator who meets all of the following criteria:

а) the telecommunication network of such an operator is interconnected into the network of the Operator on the local and/or zonal level;

b) such an operator on the basis of a correspondent contract concluded between this operator and Rostelecom, or between this operator and The Operator on behalf of Rostelecom performs billing of its Users for Long-Distance and International Telecommunication services rendered by Rostelecom or the Operator on behalf of Rostelecom performs billing with the Users of such an operator for Long-Distance and International Telecommunication Services rendered by Rostelecom».

3.                   In clause 1.13. of the Contract, the words “Operator’s Users” shall be substituted by the word “Users”.

4.                   Paragraph 3.3 shall be added by a paragraph as follows:

« 3.3.11. “To inform Rostelecom on the numbering capacity of the Associated Operators and its changes. The Operator no later than the last day of the Accounting Period submits to Rostelecom the detailed information on numbering capacity of the Associated Operators in accordance to Appendix 5”.

5.                   Clause 6.1. of the Contract shall be amended as follows:

« 6.1. Terms of payment for Traffic Admission Services:

6.1.1. Rostelecom shall pay for Traffic admission services in accordance with tariffs specified in Appendix No. 1 attached herein. The cost of Traffic admission Services for the Accounting period is calculated on the basis of the data on the natural volumes of the rendered Traffic admission Services during the Accounting period.

6.1.2. Rendering Traffic Admission Services billing is calculated on a minutely basis commencing from the 1st second of the connection and the rounding up of the time of the connection up to the whole minute;

6.1.3. To calculate the time of the connections performed, besides the Traffic Admission Services through codes 803 Х1Х2Х3, a protection Interval is applied (non-billed limit) of 5 seconds;

6.1.4. Time of the connections performed through codes is calculated from the 1st second of the connection».

6.               Clause 12.1. of the Contract shall be amended as follows:

The Agreement is valid for the period of one year from the moment of its coming into effect. If neither Party announces termination of this Agreement thirty (30) calendar days before its stated expiration, this Agreement shall be automatically extended for each subsequent year. The number of periods for which the effect hereof can be prolonged is not limited.

7.               The following Paragraph shall be included in Appendix 1:

1.3. Cost of the services of updating subscriber information in the database, for one line of update:

No.	Description of the service	Rubles, excluding VAT
1.	Update of the Operator’s Subscribers information	1.00
2.	Update of the Associated Operator’s Subscribers information	2.00

8.              Appendix No. 7 of the Contract shall be amended as follows:

Appendix 7 to Contract on Network
Connection dated January 01, 2006

SETTLEMENT PROCEDURE FOR TRAFFIC ADMISSION SERVICES

Whereas the Parties  confirm and accept that amounts payable and terms of payment for Connection services rendered by  Rostelecom to the Operator and for Traffic admission services rendered by the Operator to Rostelecom shall be determined in accordance with fulfillment by the Parties obligations specified in Agreement No.          dated                      (hereinafter referred to as “Assistance Agreement”) concluded between them now therefore the Parties agree to establish the following procedures for payments on this Contract:

1.                   Rostelecom shall pay to the Operator for Traffic admission services rendered to Rostelecom by the Operator remuneration in accordance with terms and amounts specified hereinafter. Total amount of financial obligations payable by Rostelecom for services rendered by the Operator to Rostelecom in relevant billing period shall be determined in accordance with the Services Report for the Accounting period.

2.                   Within the term  before the 25th day of the Billing period Rostelecom is obliged to transfer to the Operator the sum in the amount Х, equal to the summary cost of the traffic admission Services rendered by the Operator during all periods preceding the Billing period, unpaid for by Rostelecom, the cost of which has been calculated in accordance with Appendix 1 to the Agreement. At that, the maximal amount of Х, due to payment in every Billing period equals Z, the value of which is calculated by the following formula:

Z = M — Y, where

M and Y — have the value calculated for them in par. 2.2. of Appendix 7 of the Assistance agreement for the corresponding Billing period.

The calculated sum Х is reckoned by the Operator on account of payment for the traffic admission Services rendered to Rostelecom under this Agreement, during all its validity periods in the part where these services are not paid for at the moment of payment calculation. The Parties agree that the payments are in the first place accounted against the payment for traffic admission Services rendered during earlier periods.

3.                   Rostelecom transfers to the Operator payments in accordance with par. 2 hereof until the total amount of payments transferred by Rostelecom hereunder equals the total cost of the traffic admission Services rendered to Rostelecom by the Operator hereunder.

4.                   The Operator shall issue invoices for payments to Rostelecom in accordance with paragraph 2 of this Appendix for amounts determined in accordance with terms specified in aforesaid paragraph by 20th day of the month in which relevant payment is to be effected.

5.                   In case by the 25th day of the Billing period the total cost of the traffic admission Services rendered to Rostelecom by the Operator in accordance with the Act of services rendered during the corresponding Accounting period, exceeds the amount of the Accrued income for the telecommunications Services rendered by Rostelecom to the Users during the corresponding Accounting period, with the deduction of Potential income of the Operator from the  services connected with them, rendered to Rostelecom by the Operator in accordance with Assistance agreement, the difference between the indicated amounts must be paid by Rostelecom to the Operator before the 25th day of the Billing period in addition to the amount X due to payment in accordance with par. 2 hereof. At that, the Potential income is calculated as the sum of Accrued income multiplied by the service payment rate and the remuneration for the performance of the actions specified in Appendix 2 to the Assistance agreement.

6.                   In order to terminate (partially terminate) the obligations specified in this Appendix and mutual obligations of the Parties arising from Assistance Agreement the Parties shall perform monthly offset counterclaims by execution of Offset Acts in due dates set for fulfillment of such obligations by the Parties in accordance with terms specified herein and in Assistance Agreement.

7.                   This Agreement is an inseparable part of the Contract.

8.                   All terms used in this Agreement have a meaning, fixed for them in the Contract.

9.                   All the rest, not indicated in this Agreement, is subject to the provisions of the Contract.

10.             The agreement is issued in the Russian language in two copies, one for  each Party.

11.             This Agreement shall come into force from the date hereof. The Parties hereby establish that terms and conditions of the Agreement entered into thereby shall apply to their relations arisen from the date of the Contract on Telecommunications Network Connection dated January 01, 2006.

12.             Details and Signatures of the Parties

OAO Rostelecom:	OAO Uralsvyazinform:

Legal address: 127091, Moscow,	Legal address: 620014
Delegatskaya st., 5	Yekaterinburg, Moskovskaya st., 11

General Director	General Director
OAO Rostelecom	OAO Uralsvyazinform

/signed/ D.Ye. Yerokhin	/signed/ A. Ya. Ufimkin
Dated 11.03.2006	Dated 11.03.2006
Seal here	Seal here